                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): May 29, 2002


            TransDigm Inc.                      TransDigm Holding Company
----------------------------------------   -------------------------------------
(Exact name of registrant as specified         (Exact name of registrant as
            in its charter)                     specified in its charter)

               Delaware                                  Delaware
----------------------------------------   -------------------------------------
    (State or other Jurisdiction of          (State or other Jurisdiction of
    incorporation or organization)            incorporation or organization)

              34-1750032                                13-3733378
----------------------------------------   -------------------------------------
 (I.R.S. Employer Identification No.)      (I.R.S. Employer Identification No.)

26380 CURTISS WRIGHT PARKWAY, RICHMOND HEIGHTS, OHIO           44143
-------------------------------------------------------------------------------
     (Address of principal executive offices)                 (Zip Code)

                                  (216) 289-4939
-------------------------------------------------------------------------------
               (Registrants' telephone number, including area code)


--------------------------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report.)

ITEM 5.  OTHER EVENTS.

     On May 23, 2002, TransDigm Inc. issued a press release relating to its proposed offering of an additional $75 million of its 10 3/8% Senior Subordinated Notes due 2008 in a private placement. The press release was attached as Exhibit 99.1 to a Current Report on Form 8-K filed by TransDigm Inc. and TransDigm Holding Company on May 24, 2002.

ITEM 9.  REGULATION FD DISCLOSURE.

     TransDigm Inc. is conducting an offering of $75 million of its 10 3/8% Senior Subordinated Notes due 2008. The offering will be a private placement under Rule 144A and Regulation S under the Securities Act of 1933 and will be made only to qualified institutional buyers or outside the United States. TransDigm Inc. and TransDigm Holding Company have provided the following information, which has not been previously publicly disclosed, in connection with the private offering.

     In this filing, the words "TransDigm," "we," "us" and "our" refer to TransDigm Inc. and our subsidiaries unless the context otherwise indicates. The term "Holdings" refers to TransDigm Holding Company, the parent holding company of TransDigm, which has no assets other than the capital stock of TransDigm. The term "Champion Aerospace" refers to Champion Aviation Products, a division of Federal Mogul Ignition Company that we acquired on May 31, 2001. The term "notes" refers to the $75 million Senior Subordinated Notes due 2008 that we are offering in a private placement as well as the $125 million Senior Subordinated Notes due 2008 we issued in December 1998, which we refer to as the 1998 notes. The term "pro forma," when used to describe our operations, refers to our operations after giving effect to our acquisition of Champion Aerospace and, where relevant, the notes offering, as though those transactions had occurred at the beginning of the referenced period.

                  DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     The matters described in this filing contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about our plans, strategies and prospects. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following:

         o the impact of general economic conditions in the regions in which we do business;

         o general industry conditions, including competition and product, raw material and energy prices;

         o        changes in exchange rates and currency values;

         o        capital expenditure requirements;

         o        access to capital markets; and

         o        other factors described in this filing.

     Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Any forward-looking statement made in this filing, or elsewhere, speaks only as of the date on which it is made. We and Holdings assume no obligation to update such information.

                              COMPETITIVE STRENGTHS

We believe our key competitive strengths are:

o LARGE INSTALLED PRODUCT BASE AND RECURRING REVENUE STREAM. We estimate that approximately 75% of our net sales are derived from parts for which we have achieved sole source designation, and that over 90% of our net sales are derived from products of proprietary design. As a result, we have a large and growing installed base of products on large commercial transport aircraft as well as regional, business and military aircraft platforms. This installed base affords us the opportunity to capture a long-term stream of highly profitable aftermarket revenues. Over the life of an aircraft, sales of replacement parts can generate revenues many times the size of the original OEM purchases. Aftermarket sales generate most of our EBITDA because they typically carry gross margins that are significantly higher than those generated from OEM sales.

o PROVEN ABILITY TO DEVELOP NEW PRODUCTS. We have a successful record of introducing solutions-oriented products. We work closely with aircraft operators and OEMs to identify their unmet needs, such as a component that fails to meet performance expectations or that requires excessive maintenance. We then utilize our engineering and design capabilities to develop a prototype for a component that increases the value of the product to the customer. After we have fulfilled rigorous testing requirements and obtained necessary regulatory approvals, the product is made available for sale in the aftermarket and to OEMs. We believe that our ability to successfully develop new products has contributed to our significant growth.

o DIVERSIFIED BUSINESS MIX. Our business is diversified between sales in the aftermarket and sales to OEMs. In addition, each of these segments is further diversified among the large commercial transport, regional, business and military aircraft markets. As a result, we are not overly dependent on any one segment or platform. The large commercial transport OEM market accounted for approximately 15% of our net sales in fiscal 2001.

o LEADING POSITIONS IN NICHE MARKETS. With over 40 years of experience in most of our product lines, we have well-established and highly regarded products and trade names, such as "Adel," "Wiggins," "Controlex," "Marathon" and "Champion Aerospace(R)," and are a leader iN many of our product lines. For example, Champion Aerospace(R) has one of the strongest brands in the aerospace industry with a 95-year history as a leader in the aircraft ignitor market.

o SUCCESSFUL TRACK RECORD OF INTEGRATING ACQUISITIONS. Our experienced management team has a proven track record of consolidating operations, reducing overhead and rationalizing costs. Management has successfully integrated a number of acquisitions. In each case, management has substantially improved the operating margins through the systematic implementation of our three value generation principles.

                                BUSINESS STRATEGY

Key elements of our strategy are:

o PROVIDE VALUE ADDED PRODUCTS TO CUSTOMERS. We will continue to focus on marketing and manufacturing highly engineered products to customers that place a premium on our capabilities. We have been effective in communicating to aircraft operators the value of our products in terms of cost savings generated by their greater reliability and performance, as well as reduced maintenance requirements. Our reputation for quality and sole supplier status for many parts has allowed us to capture a significant portion of the value generated by our products. We intend to continue to develop and market high value added products that provide significant benefits to our customers.

o GENERATE NEW BUSINESS INITIATIVES. We have been successful in identifying and commercializing new business opportunities to drive revenue growth. We have been particularly effective in creating aftermarket opportunities by developing superior products to retrofit aircraft already in service. For example, in response to the heightened demand for security since the recent terrorist attacks, we developed a highly engineered cockpit door safety mechanism that simultaneously prevents penetration into the cockpit while providing a rapid response in the event of an emergency, such as depressurization. Airbus(R) recently committed to purchase these components to offer as a retrofit to the existing Airbus(R) fleet and tO include them on all new deliveries. We intend to continue to aggressively pursue growth opportunities through our new business initiatives.

o REALIZE PRODUCTIVITY SAVINGS. We will continue to focus on improving operating margins through manufacturing improvements and increases in employee productivity. We have achieved significant increases in productivity since our formation in 1993. We have rationalized our manufacturing facilities and redesigned our manufacturing and other business practices to maximize efficiency. For example, we encourage our employees through performance incentives to learn to operate multiple manufacturing stations in order to minimize overall labor costs. This initiative and others like it have enabled us to significantly increase sales without material increases in headcount.

o PURSUE STRATEGIC ACQUISITIONS. We intend to pursue acquisitions where we believe that we can enhance value, reduce costs and develop new business. The aircraft component industry is highly fragmented, with many of the companies in the industry being small operators or small non-core operations of larger businesses. We believe the industry is experiencing consolidation due to customer requirements that favor more focused and sophisticated suppliers.

                               RECENT DEVELOPMENTS

     The aerospace industry was hit particularly hard by the events of September 11, 2001. The immediate reduction in air traffic severely impacted the profitability of the airline industry, which began to curtail flights and stretch out or cancel airframe deliveries. Facing this expected downturn, we promptly developed a near term market forecast to use as a basis for fiscal 2002 planning. Based on this forecast, which we believed to be conservative, we implemented a series of actions to significantly reduce our cost structure while maintaining our ability to respond to market dynamics and develop new business. As part of this effort, we significantly reduced our workforce in early October.

     It currently appears that the overall market forecast we used for planning purposes was somewhat conservative. Although we continue to experience a significant downturn in the commercial aerospace markets, air travel appears to be recovering faster than we initially anticipated and we currently expect the aftermarket sector to recover slowly over the next four to six quarters as improvements in air traffic continue. We expect commercial transport OEM production rates to continue to decline in the near term as new transport delivery schedules are canceled or extended. We also expect regional and business jet operations and production rates to be negatively impacted to a lesser degree. Military activity is difficult to predict, but based upon our broad base of applications, we anticipate a modest increase in military orders over the near term.

     Sales generation during the first half of fiscal year 2002 was higher than we anticipated compared to our near term market forecast immediately following September 11th. Although we expect full year fiscal 2002 net sales to be below fiscal year 2001 pro forma net sales, we now believe the results will be better than the estimates we made immediately following September 11th. In addition, as a result of our rapid cost reductions, continued productivity efforts, proprietary niche market positions and continued new business generation, we believe pro forma EBITDA, As Defined, for the twelve months ended March 30, 2002 is reasonably indicative of our expected EBITDA, As Defined, for fiscal 2002.

                                  USE OF PROCEEDS

     We intend to use the proceeds of the notes offering to repay all of our existing indebtedness under the Tranche A facility of our credit facility, the outstanding balance of which was $35.5 million as of March 30, 2002, to repay portions of our indebtedness under the Tranche B and Tranche C facilities of our credit facility on a pro rata basis, the outstanding balances of which were $104.3 million and $114.1 million as of March 30, 2002, respectively, and to pay related fees and expenses. As of March 30, 2002, the loans under the Tranche A facility, the Tranche B facility and the Tranche C facility bore interest rates of 4.9%, 5.4% and 5.4%, respectively, and these facilities mature on November 15, 2004, May 15, 2006 and May 15, 2007, respectively.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Holdings as of March 30, 2002, on a historical basis and a pro forma basis after giving effect to the notes offering and the use of proceeds therefrom as if it had occurred on March 30, 2002. This table should be read in conjunction with the information contained in "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information" and the notes thereto as well as the Consolidated Historical Financial Statements and the notes thereto included in our most recent Quarterly Report filed with the Securities and Exchange Commission. All amounts are presented in thousands.


                                                             MARCH 30, 2002
                                                         ----------------------
                                                          ACTUAL      PRO FORMA
                                                         ---------    ---------
                                                              (UNAUDITED)
Cash and cash equivalents ............................   $  28,975    $  28,975
                                                         =========    =========
Total debt (including current maturities):
   Credit facility: (1)
      Revolving credit facility ......................   $    --      $    --
      Tranche A facility .............................      35,547         --
      Tranche B facility .............................     104,298       86,892
      Tranche C facility .............................     114,137       95,090
   10 3/8% Senior Subordinated Notes due 2008 (2) ....     125,000      200,000
                                                         ---------    ---------
      Total TransDigm Inc. debt ......................     378,982      381,982
                                                         ---------    ---------
   Holdings PIK Notes (3) ............................      29,222       29,222
                                                         ---------    ---------
      Total Holdings debt ............................     408,204      411,204
                                                         ---------    ---------

Holdings Redeemable Common Stock (3) .................       1,701        1,701
Holdings 16% Cumulative Redeemable Preferred Stock (3)      14,558       14,558
Stockholders' equity (deficit):
   Common stock $0.01 par value and paid-in  capital .     102,080      102,080
   Other stockholders' equity (deficit) ..............    (194,619)    (195,648)
                                                         ---------    ---------
      Total stockholders' equity (deficit) ...........     (92,539)     (93,568)
                                                         ---------    ---------
Total capitalization .................................   $ 331,924    $ 333,895
                                                         =========    =========


------------

(1) The credit facility includes a $30.0 million revolving credit facility, of which $30.0 million was available for borrowing by us as of March 30, 2002. The indebtedness under the credit facility is an obligation of TransDigm Inc. and is guaranteed by Holdings and certain subsidiaries of TransDigm Inc.

(2) This indebtedness represents an obligation of TransDigm Inc. and is guaranteed by Holdings and certain subsidiaries of TransDigm Inc.

(3) The Holdings PIK Notes, Holdings Redeemable Common Stock and the Holdings 16% Cumulative Redeemable Preferred Stock, which we refer to as the Holdings 16% Preferred Stock, are each obligations of Holdings and are not obligations of TransDigm Inc. or the obligations of any of its subsidiaries.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following pro forma consolidated financial information of Holdings has been derived by the application of pro forma adjustments to Holdings' historical consolidated financial statements for (1) the year ended September 30, 2001, (2) the six months ended March 30, 2002 and (3) the twelve months ended March 30, 2002. The pro forma consolidated statements of operations for the year ended September 30, 2001 and the twelve months ended March 30, 2002 give effect to the notes offering and the use of proceeds therefrom as well as the acquisition of Champion Aerospace, as if such transactions had been consummated on the first day of the periods presented. The pro forma consolidated statement of operations for the six months ended March 30, 2002 gives effect to the notes offering and the use of proceeds therefrom as if it had been consummated on October 1, 2001. The pro forma consolidated balance sheet as of March 30, 2002 gives effect to the notes offering and the use of proceeds therefrom as if it had occurred as of March 30, 2002. The adjustments necessary to fairly present this pro forma consolidated financial information have been made based on available information and, in the opinion of management, are reasonable and are described in the accompanying notes. The pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had the Champion Aerospace acquisition and the notes offering been consummated on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated financial information will prove to be correct. You should read the pro forma consolidated financial statements together with the "Use of Proceeds" section and the Consolidated Historical Financial Statements and the notes thereto, and other financial information included in our most recent annual, quarterly and current reports filed with the Securities and Exchange Commission.

     The acquisition of Champion Aerospace has been accounted for as a purchase. The purchase price consideration of $160.1 million in cash and $2.2 million of costs associated with the acquisition was funded through: (1) $147.6 million of new borrowings under our existing credit facility, (2) $14.3 million received (net of fees of $0.7 million) from the issuance of $15.0 million of Holdings 16% Cumulative Redeemable Preferred Stock, which we refer to as the 16% Holdings Preferred Stock, and warrants to purchase 1,381.9 shares of Holdings' common stock and (3) the use of $0.4 million of existing cash balances. We also borrowed an additional $15.0 million under the credit facility to pay $5.0 million of debt issuance costs and provide $10.0 million of working capital for future operations. The purchase price has been allocated to the assets acquired and liabilities assumed of Champion Aerospace based on a preliminary analysis of their fair values.

                            TRANSDIGM HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FISCAL YEAR ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)


                                                    CHAMPION
                                    HOLDINGS        AEROSPACE       PRO FORMA      HOLDINGS
                                  HISTORICAL(1)   HISTORICAL(2)   ADJUSTMENTS(3)   PRO FORMA
                                  -------------   -------------   --------------   ---------
Net sales .......................   $200,773         $ 46,988             --        $247,761
Cost of sales ...................    118,525           30,038             --         148,563
                                    --------         --------         --------      --------
Gross profit ....................     82,248           16,950             --          99,198
                                    --------         --------         --------      --------
Operating expenses:
  Selling and administrative ....     20,669            3,483             --          24,152
  Amortization of intangibles ...      2,966              572         $  1,663(a)      5,201
  Research and development ......      2,943            1,342             --           4,285
  Federal-Mogul corporate  charge       --                848             (848)(b)      --
                                    --------         --------         --------      --------
    Total operating expenses ....     26,578            6,245              815        33,638
                                    --------         --------         --------      --------
Income from operations ..........     55,670           10,705             (815)       65,560
Interest expense--net ...........     31,926            1,381            7,888(c)     41,195
                                    --------         --------         --------      --------
Income before income taxes ......     23,744            9,324           (8,703)       24,365
Income tax provision ............      9,386            3,506           (3,481)(d)     9,411
                                    --------         --------         --------      --------
Net income ......................   $ 14,358         $  5,818         $ (5,222)     $ 14,954
                                    ========         ========         ========      ========
EBITDA, As Defined (4) ..........   $ 70,955         $ 12,355         $    848      $ 84,158
                                    ========         ========         ========      ========

                            TRANSDIGM HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED MARCH 30, 2002
                                 (IN THOUSANDS)


                                 HOLDINGS         PRO FORMA      HOLDINGS
                               HISTORICAL(1)    ADJUSTMENTS(3)   PRO FORMA
                               -------------    --------------   ---------
Net sales ...................   $117,613             --           $117,613
Cost of sales ...............     64,148             --             64,148
                                --------         --------         --------
Gross profit ................     53,465             --             53,465
                                --------         --------         --------
Operating expenses:
  Selling and administrative      10,475             --             10,475
  Amortization of intangibles      3,167             --              3,167
  Research and development ..      1,372             --              1,372
                                --------         --------         --------
    Total operating expenses      15,014             --             15,014
                                --------         --------         --------
Income from operations ......     38,451             --             38,451
Interest expense--net .......     16,885         $  1,836(c)        18,721
                                --------         --------         --------
Income before income taxes ..     21,566           (1,836)          19,730
Income tax provision ........      9,277             (734)(d)        8,543
                                --------         --------         --------
Net income ..................   $ 12,289         $ (1,102)        $ 11,187
                                ========         ========         ========
EBITDA, As Defined(4) .......   $ 45,092         $   --           $ 45,092
                                ========         ========         ========

                            TRANSDIGM HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       TWELVE MONTHS ENDED MARCH 30, 2002
                                 (IN THOUSANDS)


                                                   CHAMPION
                                   HOLDINGS        AEROSPACE        PRO FORMA      HOLDINGS
                                 HISTORICAL(1)    HISTORICAL(2)   ADJUSTMENTS(3)   PRO FORMA
                                 -------------    -------------   --------------   ---------
Net sales ......................   $240,522         $ 11,815             --         $252,337
Cost of sales ..................    139,853            8,452             --          148,305
                                   --------         --------         --------       --------
Gross profit ...................    100,669            3,363             --          104,032
                                   --------         --------         --------       --------
Operating expenses:
  Selling and administrative ...     22,605            1,037             --           23,642
  Amortization of intangibles ..      5,294              119         $    440(a)       5,853
  Research and development .....      3,114              499             --            3,613
  Federal-Mogul corporate charge       --                213             (213)(b)       --
                                   --------         --------         --------       --------
    Total operating expenses ...     31,013            1,868              227         33,108
                                   --------         --------         --------       --------
Income from operations .........     69,656            1,495             (227)        70,924
Interest expense--net ..........     34,530              345            4,269(c)      39,144
                                   --------         --------         --------       --------
Income before income taxes .....     35,126            1,150           (4,496)        31,780
Income tax provision ...........     14,394              460           (1,798)(d)     13,056
                                   --------         --------         --------       --------
Net income .....................   $ 20,732         $    690         $ (2,698)      $ 18,724
                                   ========         ========         ========       ========
EBITDA, As Defined(4) ..........   $ 88,077         $  1,881         $    213       $ 90,171
                                   ========         ========         ========       ========

                            TRANSDIGM HOLDING COMPANY

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1) The amounts in this column represent the reported results for Holdings for the applicable period, which include the acquisition of Champion Aerospace from May 31, 2001 through the end of the applicable period.

(2) The amounts in this column represent the results for Champion Aerospace for the applicable period prior to May 31, 2001, the date of the acquisition.

(3) The amounts in this column represent the adjustments necessary to give effect to the acquisition of Champion Aerospace, the notes offering and the use of proceeds therefrom as follows:

         (a) This adjustment reflects Champion Aerospace goodwill amortization.

         (b) This reflects the reversal of the corporate charge allocated to Champion Aerospace by Federal-Mogul, its former parent company.

         (c) The adjustment to interest expense reflects the following (amounts in thousands):


                                                                         TWELVE MONTHS
                                 FISCAL YEAR ENDED   SIX MONTHS ENDED        ENDED
                                 SEPTEMBER 30, 2001   MARCH 30, 2002     MARCH 30, 2002
                                 ------------------   --------------     --------------
      Interest expense on the
        indebtedness related to
        the Champion Aerospace
        acquisition ............       $ 5,962              --               $ 1,490
      Amortization of debt
        issuance costs on the
        indebtedness related to
        the Champion Aerospace
        acquisition ............           672              --                   168
      Elimination of the
        Champion Aerospace
        interest expense
        allocated by Federal-
        Mogul for the period
        prior to May 31, 2001 ..        (1,381)             --                  (345)
      Elimination of the
        interest expense related
        to debt to be retired in
        connection with the
        notes offering .........        (5,208)          $(2,055)             (4,834)
      Elimination of the
        amortization of debt
        issuance costs related
        to the debt retired in
        connection with the
        notes offering .........          (363)             (212)               (416)
      Additional interest
        expense related to the
        notes ..................         7,781             3,891               7,781
      Amortization of debt
        issuance costs on the
        notes ..................           425               212                 425
                                       -------           -------             -------
      Total adjustment .........       $ 7,888           $ 1,836             $ 4,269
                                       =======           =======             =======

      For purposes of this pro forma presentation, we have assumed the notes will be sold at the principal amount thereof. In addition, the pro forma amounts do not incorporate any adjustment for accrued interest. A 0.125% increase or decrease in the assumed weighted average interest rate applicable to TransDigm Inc.'s indebtedness outstanding under TransDigm Inc.'s credit facility would change the pro forma interest expense and net income after giving effect to the notes offering by $0.2 million and $0.1 million, respectively.

      (d) The tax effect of pro forma adjustments to income before income taxes is based on the estimated applicable tax rates.

                            TRANSDIGM HOLDING COMPANY

(4) EBITDA, As Defined, represents earnings before interest, taxes, depreciation and amortization plus incremental inventory costs associated with the write up of inventory required by the purchase accounting treatment of the Champion Aerospace acquisition and the acquisition of a product line as follows (the amounts in the Champion Aerospace column represent the reported results for Champion Aerospace prior to May 31, 2001, the date of the acquisition) (all amounts in thousands):

                      FISCAL YEAR ENDED SEPTEMBER 30, 2001


                                                  CHAMPION     TRANSDIGM
                                      HOLDINGS    AEROSPACE       INC.     HOLDINGS
                                     HISTORICAL   HISTORICAL   PRO FORMA   PRO FORMA
                                     ----------   ----------   ---------   ---------
Net income ........................   $14,358      $ 5,818      $16,812     $14,954
Income tax provision ..............     9,386        3,506       10,542       9,411
Interest expense ..................    31,926        1,381       38,206      41,195
Depreciation and amortization .....     8,646        1,650       11,959      11,959
Champion Aerospace and product line
  acquisition inventory purchase
  accounting adjustments ..........     6,639         --          6,639       6,639
                                      -------      -------      -------     -------
EBITDA, As Defined ................   $70,955      $12,355      $84,158     $84,158
                                      =======      =======      =======     =======


                         SIX MONTHS ENDED MARCH 30, 2002



                                               TRANSDIGM
                                   HOLDINGS       INC.     HOLDINGS
                                  HISTORICAL   PRO FORMA   PRO FORMA
                                  ----------   ---------   ---------
Net income ......................   $12,289     $12,118     $11,187
Income tax provision ............     9,277       9,254       8,543
Interest expense ................    16,885      17,079      18,721
Depreciation and amortization ...     6,641       6,641       6,641
                                    -------     -------     -------
EBITDA, As Defined ..............   $45,092     $45,092     $45,092
                                    =======     =======     =======


                       TWELVE MONTHS ENDED MARCH 30, 2002

                                                 CHAMPION     TRANSDIGM
                                     HOLDINGS    AEROSPACE       INC.     HOLDINGS
                                    HISTORICAL   HISTORICAL   PRO FORMA   PRO FORMA
                                    ----------   ----------   ---------   ---------

Net income ........................   $20,732     $   690       $20,693    $18,724
Income tax provision ..............    14,394         460        14,430     13,056
Interest expense ..................    34,530         345        35,801     39,144
Depreciation and amortization .....    11,938         386        12,764     12,764
Champion Aerospace and product line
  acquisition inventory purchase
  accounting adjustments ..........     6,483        --           6,483      6,483
                                      -------     -------       -------    -------
EBITDA, As Defined ................   $88,077     $ 1,881       $90,171    $90,171
                                      =======     =======       =======    =======

                            TRANSDIGM HOLDING COMPANY

              UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (1)
                                 MARCH 30, 2002
                                 (IN THOUSANDS)


                                              HOLDINGS      PRO FORMA      HOLDINGS
                                             HISTORICAL   ADJUSTMENTS(2)   PRO FORMA
                                             ----------   --------------   ---------
Current assets:
  Cash and cash equivalents ..............   $  28,975           --        $  28,975
  Accounts receivable, net ...............      32,536           --           32,536
  Inventories ............................      49,600           --           49,600
  Deferred income taxes ..................       9,749           --            9,749
  Prepaid expenses and other .............       1,009           --            1,009
                                             ---------      ---------      ---------
   Total current assets ..................     121,869           --          121,869
Property, plant and equipment--net .......      39,677           --           39,677
Intangible assets--net ...................     201,311           --          201,311
Debt issue costs--net ....................      11,230      $   1,285(a)      12,515
Deferred income taxes and other ..........       4,942           --            4,942
                                             ---------      ---------      ---------
TOTAL ....................................   $ 379,029      $   1,285      $ 380,314
                                             =========      =========      =========
LIABILITIES & STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Current portion of long-term liabilities   $  18,965      $ (12,803)(b)  $   6,162
  Accounts payable .......................       7,861           --            7,861
  Accrued liabilities ....................      30,501           (686)(c)     29,815
                                             ---------      ---------      ---------
   Total current liabilities .............      57,327        (13,489)        43,838
Long-term debt--less current portion .....     391,839         15,803(b)     407,642
Other non-current liabilities ............       6,143           --            6,143
                                             ---------      ---------      ---------
   Total liabilities .....................     455,309          2,314        457,623
                                             ---------      ---------      ---------
Cumulative Redeemable Preferred Stock ....      14,558           --           14,558
Holdings Redeemable common stock .........       1,701           --            1,701
Stockholders' equity (deficit):
  Common stock ...........................     102,080           --          102,080
  Warrants ...............................       1,934           --            1,934
  Retained earnings (deficit) ............    (196,052)        (1,715)(a)   (197,081)
                                                                  686(c)
  Accumulated other comprehensive loss ...        (501)          --             (501)
                                             ---------      ---------      ---------
  Total stockholders' equity (deficit) ...     (92,539)        (1,029)       (93,568)
                                             ---------      ---------      ---------
  TOTAL ..................................   $ 379,029      $   1,285      $ 380,314
                                             =========      =========      =========

                            TRANSDIGM HOLDING COMPANY
             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1) The Unaudited Pro Forma Consolidated Balance Sheet assumes the notes offering was consummated on March 30, 2002. We intend to use the net proceeds of the notes offering to repay existing indebtedness under our credit facility, including $35.5 million of indebtedness under our Tranche A facility, $17.4 million under our Tranche B facility and $19.1 million under our Tranche C facility and to pay estimated related fees and expenses of $3.0 million. See "Use of Proceeds."

(2) The amounts in this column represent the adjustments necessary to determine Holdings' pro forma consolidated balance sheet after giving effect to the notes offering and the application of the proceeds therefrom.

         (a) This adjustment represents the recognition of debt issuance costs associated with the offering as well as the write-off of debt issuance costs associated with the Tranche A facility, and the portions of the Tranche B and Tranche C facilities being paid off.

         (b) This adjustment represents the $75.0 million of notes offered less the $35.5 million payoff of the Tranche A Facility, the $17.4 million paydown of the Tranche B facility and the $19.1 million paydown of the Tranche C Facility.

         (c) This adjustment represents the tax benefit of the write-off of debt issuance costs associated with the Tranche A facility, and the portions of the Tranche B and Tranche C facilities being paid off, based on the estimated applicable statutory tax rates.

                                INDUSTRY OVERVIEW

     The aircraft components industry is highly fragmented, consisting of a large number of small, specialized companies and a limited number of well-capitalized companies. We compete in product-specific markets that we estimate range in size from $10 million to $100 million in annual revenues. We believe that the small size of our markets, combined with the industry's stringent regulatory approval and certification requirements and the need to make significant investments in research and development, reduces the risk of new entrants. Specifically, we believe most of our markets are too small to attract large aerospace companies and that the financial resources and technical expertise required to introduce or improve a product, and thereby compete in these markets, are beyond the reach of most small companies. In addition, all potential competitors must meet the certification requirements and qualification approvals required by the FAA as well as aircraft and engine OEMs.

     The aerospace industry was significantly impacted by the events of September 11th. The immediate reduction in air traffic severely impacted the profitability of the airline industry, which began to curtail flights and stretch out or cancel airframe deliveries. Since the September 11th system shutdown, there has been a slow, but steady, recovery in air traffic trends for the worldwide airlines. According to the Air Transport Association, worldwide revenue passenger miles were down approximately 9% in March 2002 versus the prior year, as compared to a decline of approximately 50% in the second half of September 2001 and a decline of approximately 26% in October 2001 versus the prior year.

   AFTERMARKET

     The large worldwide aircraft fleet that must be serviced regularly to meet FAA standards and aircraft reliability requirements creates a large and profitable aftermarket for replacement parts. Demand for aftermarket parts depends on revenue passenger miles and, to a lesser extent, on airline profitability, each of which has historically been correlated with changes in general economic conditions and the size and age of the worldwide aircraft fleet. We believe that aftermarket sales will continue to be an attractive market as a result of the following factors:

o Worldwide large commercial transport revenue passenger miles, or RPMs, have increased from approximately 680 billion in 1981 to approximately two trillion in 2001, with 1991 and 2001 representing the only two years in the last twenty in which annual revenue passenger miles decreased. The FAA forecasts that revenue passenger miles will recover to pre-September 11 th levels by the end of 2003 and will continue to grow at an average growth rate of approximately 5% through 2013. The aircraft fleet installed base has continued to increase over time despite volatility in aircraft deliveries and retirements. At the end of 2001, the large commercial aircraft fleet of Boeing and Airbus aircraft consisted of approximately 13,700 aircraft, a compound annual increase of approximately 4% from approximately 9,200 aircraft in 1991. Following September 11 th, grounded aircraft in storage rose from 1,100 in August 2001 to approximately 2,000 as of December 2001. It is uncertain how many of these aircraft will return to service.

o The regional airline industry has been a fast growing sector within recent years as a result of the introduction of regional jets in the late 1980s. RPMs for U.S. carriers grew from 7.8 billion in 1991 to
         25.7 billion in 2001, a compound annual increase of approximately 12.5%. The installed base of regional jets has increased since their introduction in the late 1980s to approximately 1,200 aircraft at the end of 2001. The FAA forecasts that regional carriers will continue to experience secular growth and that RPMs for the entire regional airline industry (jets and turboprops) will increase at an average annual growth rate greater than 7% through 2013.

o The business jet sector has also experienced rapid growth in recent years with the introduction of fractional ownership programs such as Net Jets and Flight Options. Hours flown by general aviation aircraft operating with turbine-powered engines has increased from 2.3 million in 1994 to 4.7 million in 2000, a compound annual increase of approximately 13%. The FAA forecasts that business jet hours should increase by approximately 4% annually over the next 10 years.

o Aircraft capacity utilization remains at high levels. Passenger load factors (measured as the percentage of occupied seats per flight) for U.S. carriers as reported by the Air Transport Association increased from 63% in 1991 to over 70% prior to September 11th. Passenger load factors improved to over 75% in March 2002 from a trough in September 2001 of 59% as airlines have had positive trends in airline traffic and reduced capacity since the September 11th shutdown. Load factors are currently at levels that are significantly higher than prior cycles.

   OEM

     Demand for OEM components depends on new aircraft deliveries. Demand for new aircraft is a function of (1) demand for air travel, (2) aircraft operator profitability, (3) fleet age, (4) regulatory mandates such as noise reduction, and (5) the lag time between order and delivery, which causes airlines to order aircraft according to perceived future need.

o In the early 1990's, many airlines significantly reduced spending on new aircraft due to weakened financial performance. With the return of airline profitability, commercial OEMs experienced a surge in large aircraft deliveries from fewer than 400 aircraft in 1995 to a peak of 914 aircraft in 1999. As a result of the events of September 11 th and a weakened economy, many industry analysts expect aircraft deliveries to trend significantly downward from over 850 aircraft delivered in 2001.

o The regional jet aircraft market has grown significantly in recent years as large airlines have realized significant cost savings by passing shorter routes to regional carriers. The new turbine engine aircraft also offers greater comfort and flying range, attracting increasing numbers of passengers. Regional jet deliveries have increased significantly to over 300 in 2001 since their introduction in the late 1980s.

o The business jet market is driven by, among other factors, the increasing popularity of fractional ownership and the increasing demand for more expedient and convenient travel. Deliveries of business jets have increased significantly in recent years, growing from approximately 250 aircraft annually in the early 1990s to in excess of 700 deliveries in 2000.

o While military spending for new aircraft has significantly declined with the end of the cold war, military parts and repair spending has been relatively stable for the last several years, as existing platforms require parts to remain operational. The recent terrorist attacks and significant concerns over military readiness are driving an increase in defense spending forecasts.

                         ADDITIONAL REQUIRED DISCLOSURE

     The Tranche A facility and part of the Tranche B and C facilities will be repaid with a portion of the proceeds from this offering. We intend to amend our credit facility in connection with the offering of the notes. We expect that the amendments to the credit facility will

         o        allow us to incur the indebtedness represented by the notes;

         o allow us to pay dividends to Holdings for the purpose of retiring the Holdings PIK Notes;

         o allow us to incur up to $150.0 million of additional bank borrowings or subordinated debt (for which there are currently no commitments to provide such funds), subject to certain restrictions, including a requirement that such debt must be used:

                  o to finance acquisitions permitted by the amended credit facility, or

                  o to pay the dividends to Holdings to retire the Holdings PIK Notes;

         o allow us to effect permitted acquisitions, with the aggregate amount paid for all such permitted acquisitions not to exceed $225.0 million;

         o require that at least $10.0 million must remain unused and available under our $30.0 million revolving credit facility immediately following any acquisition;

         o        modify certain existing financial covenants; and

         o waive any mandatory prepayment from excess cash flow for fiscal 2002.

     The prepayment provision of the Holdings PIK Notes contains a prepayment penalty that begins to increase on December 4, 2003. We may pay a dividend to Holdings to repurchase the Holdings PIK Notes prior to December 4, 2003. We expect that the amendment to our credit facility will permit this dividend. In addition, we anticipate that on the date of its payment, this dividend will be permitted under the restricted payments covenant of the indenture.

     The following table sets forth contractual cash obligations for the next several fiscal years giving effect to the notes offering, assuming that the net proceeds from such offering are used solely to repay all of the Tranche A facility and a pro rata portion of each of the Tranche B and Tranche C facilities under the credit facility (dollars in millions):


                                                                               2007 AND
                                       2002(1)  2003   2004    2005    2006   THEREAFTER      TOTAL
                                       -------  ----   ----    ----    ----   ----------      -----
CONTRACTUAL CASH OBLIGATIONS:
Long-Term Debt .....................   $  1.5 $  4.6 $  13.5 $  37.7 $  56.4   $ 297.5/(2)/  $  411.2
Operating Leases ...................      0.6    1.2     1.2     1.1     1.0       5.5           10.6
Redeemable Preferred Stock .........     --     --      --      --      --        14.6           14.6
Other Long-Term Obligations ........      0.4    2.2     2.2     2.2    --        --              7.0
  Total Contractual Cash Obligations   $  2.5 $  8.0 $  16.9 $  41.0 $  57.4   $ 317.6       $  443.4
                                       ====== ====== ======= ======= =======   =======       ========


------------
     (1)    Beginning March 31, 2002.

     (2) This amount includes $29.2 million relating to the Holdings PIK Notes. As mentioned earlier, TransDigm may pay a dividend to Holdings to be used to prepay the Holdings PIK Notes in fiscal 2004.

     In connection with the Champion Aerospace acquisition, we paid Odyssey a fee of approximately $1.7 million. We reimburse Odyssey for all of its reasonable and customary out of pocket expenses that it incurs in connection with advisory services that it provides to us.

                                  RISK FACTORS

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     We have now and, after the notes offering, will continue to have a significant amount of indebtedness. Holdings' ratio of earnings to fixed charges would have been 1.8 to 1.0 on a pro forma basis for the twelve months ended March 30, 2002. The following chart shows certain of our important credit statistics and is presented assuming we had completed the notes offering as of the date specified below and applied the proceeds as intended (dollars in millions):


                                                                         AT
                                                                  MARCH 30, 2002
                                                                  --------------
Total TransDigm Inc. indebtedness.............................        $382.0
TransDigm Inc. stockholders' equity (deficit).................        $(48.1)


     In addition, Holdings has an additional $29.2 million of indebtedness represented by the Holdings PIK Notes (all of which will be senior to Holdings' guarantee of the notes) and, on a pro forma basis, Holdings has a stockholders' deficit of approximately $93.6 million. See "Unaudited Pro Forma Consolidated Financial Information."

     Our substantial indebtedness could have important consequences to you. For example, it could:

o increase our vulnerability to general adverse economic and industry conditions;

o limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

o place us at a competitive disadvantage compared to our competitors that have less debt; and

o limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

ADDITIONAL BORROWINGS AVAILABLE--DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. Our credit facility will permit additional borrowings of up to $180.0 million, including $30.0 million under our revolving credit facility and $150.0 million of uncommitted additional bank borrowings after completion of the notes offering. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

ABILITY TO SERVICE DEBT--TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facility, will be adequate to meet our future liquidity needs for at least the next several years.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms or at all.

RISKS RELATED TO TERRORISM--WE MAY NOT YET KNOW THE FULL IMPACT OF THE SEPTEMBER 11TH TERRORIST ATTACKS, AND ANY FUTURE TERRORIST ATTACKS MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

     On September 11, 2001, the United States was subjected to multiple terrorist attacks, which involved the hijacking of four U.S. commercial aircraft. In the aftermath of the terrorist attacks, passenger traffic on commercial flights was significantly lower than prior to the attacks and many commercial airlines reduced their operating schedules. The overall result of the terrorist attacks was billions of dollars in losses to the airlines industry. The full impact of these events and any future terrorist attacks is not yet known and could cause airlines to delay purchases of spare parts and new aircraft. If demand for new aircraft and spare parts decreases, there may be a decrease in demand for certain of our products.

DEPENDENCE ON MAJOR CUSTOMERS--WE RELY HEAVILY ON CERTAIN CUSTOMERS FOR MUCH OF OUR SALES.

     Our two largest customers for the year ended September 30, 2001, were Aviall (a distributor of aftermarket parts to airlines throughout the world) and Boeing (including McDonnell Douglas). These customers accounted for approximately 17% and 8%, respectively, of our consolidated net sales in fiscal 2001. Our top ten customers for the year ended September 30, 2001 accounted for approximately 55% of our consolidated net sales. The loss of any one or more of these key customers could have a material adverse effect on our business.

CUSTOMER CONTRACTS--WE GENERALLY DO NOT HAVE GUARANTEED FUTURE SALES OF OUR PRODUCTS. FURTHER, WE ARE OBLIGATED UNDER FIXED PRICE CONTRACTS WITH SOME OF OUR CUSTOMERS, SO WE TAKE THE RISK FOR COST OVERRUNS.

     As is customary in our business, we do not have long-term contracts with most of our aftermarket customers and therefore do not have guaranteed future sales. Although we do have long-term contracts with many of our OEM customers, some of those customers, such as the United States government, may terminate these contracts on short notice and, in many other cases, our customers have not committed to buy any minimum quantity of our products. In addition, we must anticipate the future volume of orders based upon the historic purchasing patterns of customers and upon our discussions with customers as to their anticipated future requirements. Cancellations, reductions or delays in orders by a customer or a group of customers could have a material adverse effect on our business, financial condition and results of operations.

     We also have entered into fixed-price contracts with some of our customers, where we agree to perform the work for a fixed price and, accordingly, realize all the benefit or detriment resulting from any decreased or increased costs for making these products. Sometimes we accept a fixed-price contract for a product which we have not yet produced, which increases the risks of delays or cost overruns.

     A number of our contracts do not permit us to recover for increases in input prices, taxes or labor costs, although some contracts provide for renegotiation to address certain material adverse changes. Any such increases are likely to have an adverse effect on our business.

AIRCRAFT COMPONENTS SEGMENT RISKS--OUR BUSINESS IS SENSITIVE TO THE NUMBER OF FLIGHT HOURS THAT OUR CUSTOMERS' PLANES SPEND ALOFT AND TO OUR CUSTOMERS' PROFITABILITY. THESE ITEMS ARE, IN TURN, AFFECTED BY GENERAL ECONOMIC CONDITIONS. IN ADDITION, OUR SALES TO MANUFACTURERS OF NEW LARGE AIRCRAFT ARE CYCLICAL.

     We compete in the aircraft component segment of the aerospace industry. Our business is directly affected by economic factors and other trends that affect our customers, including projected market growth that may not materialize or be sustainable. Specifically, the aircraft component segment is sensitive to changes in the number of miles flown by paying customers of commercial airlines, which we refer to as revenue passenger miles, and, to a lesser extent, to changes in the profitability of the commercial airline industry and the size and age of the worldwide aircraft fleet.

     Revenue passenger miles and airline profitability have historically been correlated with the general economic environment, although national and international events can also play a key role. For example, revenue passenger miles declined primarily as a result of increased security concerns among airline customers following the events of September 11th. See "--Risks Related to Terrorism." Any future reduction would reduce the use of commercial aircraft and, consequently, the need for spare parts and new aircraft. During periods of reduced airline profitability, some airlines may elect to delay purchases of spare parts, preferring instead to deplete existing inventories. If demand for new aircraft and spare parts decreases, there may be a decrease in demand for certain of our products. Therefore, any future decline in revenue passenger miles, airline profitability or the size of the worldwide aircraft fleet, for any reason, could have a material adverse effect on our business. See "Industry Overview."

     In addition, sales to manufacturers of large commercial aircraft, which accounted for approximately 15% of our net sales in fiscal 2001, have historically experienced periodic downturns. In the past, these sales have been affected by airline profitability, which is impacted by fuel and labor costs and price competition, and other things. Due in part to these factors, the number of large commercial aircraft delivered has dropped from a peak of 914 aircraft in 1999. As a result of the events of September 11th and a weakened economy, many industry analysts expect aircraft deliveries to trend significantly downward from over 850 aircraft delivered in 2001. Prior downturns have adversely effected our net sales, gross margin and net income. These and certain other factors may cause a downturn in sales to manufacturers of large commercial aircraft in the future which may have a material adverse effect on our business.

FLUCTUATIONS IN DEFENSE SPENDING--A DECLINE IN THE U.S. DEFENSE BUDGET MAY ADVERSELY AFFECT OUR SALES OF PARTS USED IN MILITARY AIRCRAFT.

     Approximately 20% of our sales in fiscal 2001 were related to products used in military aircraft, over half of which were spare parts provided to various governmental agencies.

     The United States' defense budget has fluctuated in recent years, at times resulting in reduced demand for new aircraft and, to a lessor extent, spare parts. In addition, foreign military sales are affected by U.S. government regulations, regulations by the purchasing foreign government and political uncertainties in the United States and abroad. The United States' defense budget may continue to fluctuate, and may decline, and sales of defense related items to foreign governments may decrease. If there is a decline which reduces demand for our components, our business may be adversely affected.

     In addition, the terms of defense contracts with the U.S. government generally permit the government to terminate contracts partially or completely, with or without cause, at any time. Any unexpected termination of a significant government contract could have an adverse effect on our business.

GOVERNMENT REGULATION AND INDUSTRY OVERSIGHT--OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF WE LOST OUR GOVERNMENT OR INDUSTRY APPROVALS OR IF MORE ONEROUS GOVERNMENT REGULATIONS WERE ENACTED OR INDUSTRY OVERSIGHT INCREASED.

     The aircraft component industry is highly regulated in the United States and in other countries. In order to sell our components, we and the components we manufacture must be certified by the Federal Aviation

Administration, the United States Department of Defense and similar agencies in foreign countries and by individual manufacturers.

     If new and more stringent government regulations are adopted or if industry oversight increases we might incur significant expenses to comply with any new regulations or heightened industry oversight. If material authorizations or approvals were revoked or suspended, our business would be adversely affected.

     To the extent that we operate outside the United States, we are subject to the Foreign Corrupt Practices Act, or FCPA, which generally prohibits United States companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. In particular, we may be held liable for actions taken by our strategic or local partners even though such partners are foreign companies that are not subject to the FCPA. Any determination that we have violated the FCPA could result in sanctions that could have a material adverse effect on our business.

RISKS ASSOCIATED WITH OUR WORKFORCE--WE ARE DEPENDENT ON OUR HIGHLY TRAINED EMPLOYEES AND ANY WORK STOPPAGE OR DIFFICULTY HIRING SIMILAR EMPLOYEES WOULD ADVERSELY AFFECT OUR BUSINESS.

     Because our products are complicated and very detailed, we are highly dependent on an educated and trained workforce. There is substantial competition for skilled personnel in the aircraft component industry and we could be adversely affected by a shortage of skilled employees. We may not be able to fill new positions or vacancies created by expansion or turnover or attract and retain qualified personnel.

     At March 30, 2002, we had approximately 950 employees. Approximately 9% of our employees were represented by the United Steelworkers Union, and approximately 6% were represented by the United Automobile, Aerospace and Agricultural Implement Workers of America. Our collective bargaining agreements with these labor unions expire in April 2005 and November 2004, respectively. Although we believe that our relations with our employees are good, we cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable. Because we maintain a relatively small inventory of finished goods and operate on relatively short lead times for our products, any work shortage could have a material adverse effect on our business.

DEPENDENCE ON KEY PERSONNEL--IF WE LOSE OUR SENIOR MANAGEMENT OR TECHNICAL PERSONNEL, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     Our success is dependent upon our senior management, as well as on our ability to attract and retain qualified personnel, including engineers. There is substantial competition for these kinds of personnel in the aircraft component industry. We may not be able to retain our existing senior management or engineering staff, fill new positions or vacancies created by expansion or turnover, or attract additional qualified personnel. Although we have entered into employment agreements with certain executive officers, these agreements may not be renewed.

RISKS ASSOCIATED WITH SUPPLIERS--OUR BUSINESS IS DEPENDENT ON THE AVAILABILITY OF CERTAIN COMPONENTS AND RAW MATERIALS THAT WE BUY FROM SUPPLIERS.

     Our business is affected by the price and availability of the raw materials and component parts that we use to manufacture our components. Our business, therefore, could be adversely affected by factors affecting our suppliers, or by increased costs of such raw materials or components if we are unable to pass along such price increases to our customers. Because we maintain a relatively small inventory of raw materials and component parts, our business could be adversely affected if we are unable to obtain these raw materials and components from our suppliers in the quantities we require or on favorable terms. Although we believe that we could identify alternative suppliers, or alternative raw materials or component parts, the lengthy and expensive FAA and OEM certification process associated with aerospace products could prevent efficient replacement of a material or supplier and could have a material adverse effect on our business.


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POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES--WE MAY BE LIABLE FOR PENALTIES
UNDER A VARIETY OF ENVIRONMENTAL LAWS, EVEN IF WE DID NOT CAUSE ANY ENVIRONMENTAL PROBLEMS. CHANGES IN ENVIRONMENTAL LAWS OR UNEXPECTED INVESTIGATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our business and our facilities are subject to a number of federal, state and local laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials.

     Pursuant to certain environmental laws, a current or previous owner or operator of land may be liable for the costs of investigation, removal or remediation of hazardous materials at such property. These laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange (as defined under these statutes) for the disposal or treatment of hazardous materials also may be liable for the costs of investigation, removal or remediation of such substances at the disposal or treatment site, regardless of whether the affected site is owned or operated by them.

     Because we own and operate a number of facilities, and because we arrange for the disposal of hazardous materials at many disposal sites, we may incur costs for investigation, removal and remediation, as well as capital costs associated with compliance with environmental laws. Although such environmental costs have not been material in the past and are not expected to be material in the future, changes in environmental laws or unexpected investigation and clean-up costs could have a material adverse effect on our business.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS --OUR INTERNATIONAL BUSINESS EXPOSES US TO RISKS RELATING TO INCREASED REGULATION AND POLITICAL OR ECONOMIC INSTABILITY, GLOBALLY OR WITHIN CERTAIN FOREIGN COUNTRIES.

     Our export sales to customers were approximately $54.8 million, $36.2 million and $30.7 million in fiscal 2001, fiscal 2000 and fiscal 1999, respectively. In addition, a portion of the products we sell to domestic distributors is resold to foreign end-users. These sales are subject to numerous additional risks, including the impact of foreign government regulations, currency fluctuations, political uncertainties and differences in business practices.

     Foreign governments could adopt regulations or take other actions that would have a direct or indirect adverse impact on our business or market opportunities abroad. Furthermore, the political, cultural and economic climate outside the United States may not be favorable to our business and growth strategy.

RISKS RELATED TO POTENTIAL FUTURE ACQUISITIONS--WE INTEND TO PURSUE FUTURE ACQUISITIONS AND OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE CANNOT CONSUMMATE ACQUISITIONS ON SATISFACTORY TERMS OR EFFECTIVELY INTEGRATE NEW OPERATIONS.

     We intend to pursue acquisitions that we believe will present opportunities to realize significant synergies, operating expense reductions or overhead cost savings and increase our market position. This acquisition strategy may require substantial capital, and we may not be able to raise the necessary funds on terms satisfactory to us or at all. Our acquisition strategy is also limited by the availability of suitable acquisition candidates. We cannot assure you that we will be able to consummate any future acquisitions.

     We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate an acquisition, our capitalization and results of operations may change significantly and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds. Future acquisitions would likely result in the incurrence of debt and contingent liabilities and an increase in interest expense and amortization expenses or periodic impairment charges related to goodwill and other intangible assets, which could have a material adverse effect upon our business.

     Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. For all of these reasons, if any such acquisitions occur, our business could be adversely affected.

COMPETITION--WE FACE SIGNIFICANT COMPETITION.


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     We operate in a highly competitive global industry and compete against a number of companies, including divisions of larger companies, some of which have significantly greater financial, technological and marketing resources than us. Competitors in our product lines are both U.S. and foreign companies and range in size from divisions of large corporations to small privately held entities. We believe that our ability to compete depends on high product performance, consistently high quality, short lead-time and timely delivery, competitive price, superior customer service and support and continued certification under customer quality requirements and assurance programs. Our inability to compete successfully with respect to these or other factors may materially adversely affect our business and financial condition.

CONTROL BY ODYSSEY--WE ARE CONTROLLED BY ODYSSEY, WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

     Odyssey and its co-investors indirectly own approximately 83.7% of the common equity interests in our parent company, Holdings and, therefore, have the power, subject to certain exceptions, to control Holdings. They also control the appointment of management and the entering into of mergers, sales of substantially all assets and other extraordinary transactions. The interests of Odyssey may not in all cases be aligned with yours.

PRODUCT LIABILITY; CLAIMS EXPOSURE--WE COULD BE ADVERSELY AFFECTED AS A RESULT OF A LAWSUIT IF ONE OF OUR COMPONENTS CAUSES AN AIRCRAFT TO CRASH AND WE ARE NOT COVERED BY OUR INSURANCE POLICIES.

     Our operations expose us to potential liabilities for personal injury or death as a result of the failure of an aircraft component that has been designed, manufactured or serviced by us. While we believe that our liability insurance is adequate to protect us from future products liability claims, if claims were to arise, such insurance coverage may not be adequate.

     Additionally, we may not be able to maintain insurance coverage in the future at an acceptable cost. Any such liability not covered by insurance or for which third party indemnification is not available could have a material adverse effect on our business.






























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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Co-Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    TRANSDIGM HOLDING COMPANY


                                    By:  /s/ Gregory Rufus
                                        --------------------------------------
                                        Gregory Rufus
                                        Chief Financial Officer


Date: May 29, 2002

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Co-Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    TRANSDIGM INC.


                                    By:  /s/ Gregory Rufus
                                        --------------------------------------
                                        Gregory Rufus
                                        Chief Financial Officer

Date: May 29, 2002